Filed with the Securities and Exchange Commission on June 28, 2007
File No. 333-142642

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3/A No. 1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OILSANDS QUEST INC.
(Exact name of Registrant as specified in charter)

Colorado	98-0461154
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
205, 707-7th AVENUE SW
CALGARY, ALBERTA T2P 3H6
CANADA
(403) 263-1623
(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)
KARIM HIRJI, CHIEF FINANCIAL OFFICER
OILSANDS QUEST INC.
205, 707-7th AVENUE SW
CALGARY, ALBERTA T2P 3H6
CANADA
(403) 263-1623
(Name, address, including zip code and telephone number, including area code, of agent for service)
It is requested that copies of all correspondence be sent to:
Theresa M. Mehringer, Esq.
Burns Figa & Will, P.C.
6400 S. Fiddlers Green Circle, Suite 1000
Greenwood Village, CO 80111
Telephone Number (303) 796-2626
Facsimile Number (303) 796-2777
Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
CALCULATION OF REGISTRATION FEE

TITLE OF EACH		PROPOSED	PROPOSED
CLASS OF		MAXIMUM	MAXIMUM
SECURITIES TO BE	AMOUNT TO BE	OFFERING PRICE	AGGREGATE	AMOUNT OF
REGISTERED (1)	REGISTERED (1)	PER SHARE (2)	OFFERING PRICE (2)	REGISTRATION FEE (2)
Common Stock	19,211,998	$3.00	$57,635,994	$1,770
Total	19,211,998	$3.00	$57,635,994	$1,770

(1) Includes shares of our Common Stock, par value $0.001 per share, which may be offered pursuant to this registration statement, held by the selling stockholders.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the American Stock Exchange May 3, 2007, which was within 5 days of the date of the initial filing hereof, $3.00 per share. The Company paid $291 of the registration fee with the initial filing.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION,
DATED JUNE __, 2007
OILSANDS QUEST INC
19,211,998 SHARES OF COMMON STOCK
This Prospectus relates to the resale by the selling stockholders of up to 19,211,998 shares of our Common Stock, all of which are currently outstanding. The selling stockholders purchased these shares in private placements of our Common Stock that closed in March, 2007 and May, 2007, as described below. For purposes of this Prospectus, we refer to ourselves as the “Company” or “OQI.”
The selling stockholders may sell Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of Common Stock which they are offering. We will pay the expenses of registering these shares.
Our Common Stock is registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and is listed on the American Stock Exchange under the symbol “BQI”. The last reported sales price per share of our Common Stock as reported by the American Stock Exchange on June 27, 2007, was $2.48.
INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is June ___, 2007.
The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Oilsands Quest Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.
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You should rely only on the information contained in this Prospectus or any accompanying supplemental Prospectus and the information specifically incorporated by reference. We have not authorized anyone to provide you with different information or make any additional representations. This is not an offer of these securities in any state or other jurisdiction where the offer in not permitted. You should not assume that the information contained in or incorporated by reference into this Prospectus or any Prospectus supplement is accurate as of any date other than the date on the front of each such document.
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PROSPECTUS SUMMARY
The following summary highlights selected information contained in this Prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire Prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.
OILSANDS QUEST INC.
We operate through six subsidiary corporations and conduct limited joint venture activities directly. Our primary operating subsidiary is Oilsands Quest Sask Inc. (“OQI Sask”), an Alberta corporation. We own 100% of the issued and outstanding voting common shares of OQI Sask. OQI Sask is involved in oil sands exploration focused primarily on its oil sands exploration permits in Saskatchewan and Alberta. The company has initiated pre-commercialization studies for its Axe Lake Discovery in the province of Saskatchewan, placing it at the forefront of the development of an oil sands industry in the province of Saskatchewan.
For the fiscal year ended April 30, 2006, we generated no revenue and had a net loss of $52,640,903. At April 30, 2006 there was stockholders’ equity and working capital of $15,455,183 and $3,838,216, respectively. For the nine months ended January 31, 2007, we had a net loss of $49,825,583, and there was stockholders’ equity and working capital of $389,350,335 and $33,280,643, respectively. There is no assurance that we can generate net income, increase revenues or successfully explore and exploit our properties.
Our principal offices are located at 205, 707-7th Avenue SW, Calgary, Alberta T2P 3H6, Canada, and our telephone number is (403) 263-1623. We are a Colorado corporation.
The Offering
Common stock offered by selling stockholders includes up to 19,211,998 shares of Common Stock outstanding prior to the effective date of this Prospectus. The selling stockholders purchased these shares in private placements of our Common Stock that closed in March, 2007 and May, 2007, as described below.
•	The 19,211,998 common shares represent 10.5% of our outstanding Common Stock.

•	Common stock to be outstanding after the offering: 183,723,987 common shares

•	Use of proceeds. We will not receive any proceeds from the sale of the Common Stock.

•	American Stock Exchange Symbol: BQI
The above information regarding Common Stock to be outstanding after the offering is based on 183,723,987 shares of Common Stock outstanding as of June 19, 2007.

Documents Incorporated By Reference
The SEC allows us to “incorporate by reference” the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.
•	Our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2006 (filed July 21, 2006)

•	Our Quarterly Reports on Form 10-QSB for the quarters ended July 31, 2006 (filed September 14, 2006), October 31, 2006 (filed December 15, 2006 and amended on March 16, 2007) and January 31, 2007 (filed March 15, 2007).

•	Our Current Reports on Form 8-K, as amended, reporting events of (filing date in parentheses):

May 4, 2007	(May 7, 2007)
May 3, 2007	(May 4, 2007)
April 27, 2007	(April 30, 2007)
March 19, 2007	(March 23, 2007)
March 13, 2007	(April 19, 2007)
March 6, 2007	(March 8, 2007)
October 31, 2006	(October 31, 2006)
October 10, 2006	(October 12, 2006)
September 21, 2006	(September 26, 2006)
August 24, 2006	(August 24, 2006)
August 15, 2006	(August 21, 2006)
August 14, 2006	(August 17, 2006) and amendment thereto dated October 27, 2006 (October 27, 2006)
July 5, 2006	(July 10, 2006)
June 22, 2006	(July 3, 2006)
June 13, 2006	(June 14, 2006)
June 9, 2006	(June 14, 2006)
May 18, 2006	(May 19, 2006)
May 1, 2006	(May 2, 2006)
•	Our Registration Statement on Form 10-SB filed October 14, 1999, registering our Common Stock under the Securities Act of 1934, as amended by Form 8-A filed on March 13, 2006.

You may request a copy of these filings or a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, at no cost, by writing us or calling us at the following address and telephone number:
Oilsands Quest Inc.
205,707-7th Avenue SW
Calgary, Alberta T2P 3H6
CANADA
Telephone No. (403) 263-1623
Facsimile No.: (403) 263-9812
Additionally, the documents are available electronically in the EDGAR database on the web site maintained by the SEC. You can find this information at http://www.sec.gov. You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.
Note of Caution Regarding Forward-Looking Statements
This Prospectus includes certain statements that may be deemed to be “forward-looking statements.” All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include discussion of such matters as:
•	The amount and nature of future capital, development and exploration expenditures;

•	The timing of exploration activities;

•	Business strategies and development of our business plan and drilling programs; and

•	Potential estimates as to the volume and nature of petroleum deposits that are expected to be found present when lands are developed in a project.
Forward-looking statements also typically include words such as “anticipate”, “estimate”, “expect”, “potential”, “could” or similar words suggesting future outcomes. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including such factors as the volatility and level of oil and natural gas prices, currency exchange rate fluctuations, uncertainties in cash flow, expected acquisition benefits, exploration drilling and operating risks, competition, litigation, environmental matters, the potential impact of government regulations, and other matters discussed under the caption “Risk Factors,” many of which are beyond our control. Readers are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements.
RISK FACTORS
This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this Prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.
RISKS RELATED TO OUR BUSINESS:
Due to Our History of Operating Losses, We are Uncertain That We Will Be Able to Maintain Sufficient Cash to Accomplish Our Business Objectives
The consolidated financial statements have been prepared assuming that we will continue as a going concern. During the fiscal years ended April 30, 2006 and 2005 we suffered net losses of $52,640,903 and $5,109,073, respectively. At April 30, 2006 there was stockholders’ equity and working capital of $15,455,183 and $3,838,216, respectively. For the nine months ended January 31, 2007, we had a net loss of $49,825,583, and there was stockholders’ equity and working capital of $389,350,335 and $33,280,643, respectively. There is no assurance that we can generate net income, increase revenues or successfully explore and exploit our properties.
See the “Plan of Operation” in our most recently filed 10-KSB and 10-QSB for a description of management’s plans in regard to this issue. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should we be unsuccessful in implementing these plans.
Our Business Plan is Highly Speculative and its Success Depends, In Part, On Exploration Success on the Permit Lands
Our business plan is focused primarily on the exploration for oil sands deposits on the Permit Lands in the Provinces of Saskatchewan and Alberta, as described in our 10-KSB, 10-QSB and other public filings. Exploration itself is highly speculative. We are subject to all of the risks inherent in oil sands exploration and development, including identification of commercial projects, operation and revenue uncertainties, market sizes, profitability, market demand, commodity price fluctuations and the ability to raise further capital to fund activities. There can be no assurance that we will be successful in overcoming these risks. These risks are further exacerbated by our dependence on OQI Sask as our primary asset.

THE BUSINESS OF OIL SANDS EXPLORATION IS SUBJECT TO MANY RISKS:
Nature of Oil Sands Exploration and Development
Oil sands exploration and development is very competitive and involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. As with any petroleum property, there can be no assurance that commercial deposits of bitumen will be produced from the OQI Sask Permit Lands in Saskatchewan and Alberta or the Eagles Nest Prospect, both as described in our most recently filed 10-KSB, 10-QSB and other public filings. Furthermore, the marketability of any discovered resource will be affected by numerous factors beyond our control. These factors include, but are not limited to, market fluctuations of prices, proximity and capacity of pipelines and processing equipment, equipment availability and government regulations (including, without limitation, regulations relating to prices, taxes, royalties, land tenure, allowable production, importing and exporting of oil and gas and environmental protection). The extent of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.
Reserves and Resources
We have not yet established any reserves. There are numerous uncertainties inherent in estimating quantities of bitumen resources, including many factors beyond our control, and no assurance can be given that the recovery of bitumen will be realized. In general, estimates of recoverable bitumen resources are based upon a number of factors and assumptions made as of the date on which the resource estimates were determined, such as geological and engineering estimates which have inherent uncertainties and the assumed effects of regulation by governmental agencies and estimates of future commodity prices and operating costs, all of which may vary considerably from actual results. All such estimates are, to some degree, uncertain and classifications of resources are only attempts to define the degree of uncertainty involved. For these reasons, estimates of the recoverable bitumen, the classification of such resources based on risk of recovery, prepared by different engineers or by the same engineers at different times, may vary substantially. No estimates of commerciality or recoverable bitumen resources can be made at this time, if ever.
Capital Requirements and Liquidity
Significant amounts of capital will be required to explore the OQI Sask Permit Lands in Saskatchewan and Alberta, Eagles Nest Prospect and the Pasquia Hills Oil Shale Prospect, all as described in our most recently filed 10-KSB, 10-QSB and other public filings. The only source of future funding presently available to us is through the sale of additional equity capital and borrowing funds or selling a portion of our interest in our assets. There is no assurance that any additional equity capital or borrowings required will be obtainable on terms acceptable to us, if at all. Failure to obtain such additional financing could result in delays or indefinite postponement of further exploration and development of our projects. Equity financing, if available, may result in substantial dilution to existing stockholders.

Government Regulations, Permits, Leases and Licenses
The business of resource exploration and development is subject to substantial regulation under Canadian provincial and federal laws relating to the exploration for, and the development, upgrading, marketing, pricing, taxation, and transportation of oil sands bitumen and related products and other matters. Amendments to current laws and regulations governing operations and activities of oil sands exploration and development operations could have a material adverse impact on our business. In addition, there can be no assurance that income tax laws, royalty regulations and government incentive programs related to the OQI Sask Permit Lands in Saskatchewan and Alberta, the Eagles Nest Prospect and the Pasquia Hills Oil Shale Prospect (each as described in our 10-KSB, 10-QSB and other public filings) and the oil sands industry generally, will not be changed in a manner which may adversely affect our progress and cause delays, inability to explore and develop or result in the abandonment of these interests.
Permits, leases, licenses, and approvals are required from a variety of regulatory authorities at various stages of exploration and development. There can be no assurance that the various government permits, leases, licenses and approvals sought will be granted in respect of our activities or, if granted, will not be cancelled or will be renewed upon expiry. There is no assurance that such permits, leases, licenses, and approvals will not contain terms and provisions which may adversely affect our exploration and development activities.
Third Party Liability and Environmental Liability
The Company’s operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could be liable for environmental damages caused by previous owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, and the payment of such liabilities could have a material adverse effect on our financial condition and results of operations. We currently have a limited amount of insurance and, at such time as we commence additional operations, we expect to obtain and maintain additional insurance coverage for our operations, including limited coverage for sudden environmental damages, but we do not believe that insurance coverage for environmental damage that occurs over time is available at a reasonable cost. Moreover, we do not believe that insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or may lose substantial portions of our properties in the event of certain environmental damages. The Company could incur substantial costs to comply with environmental laws and regulations which could affect our ability to operate as planned.
Royalty Regime
Any development project of our resource assets will be directly affected by the royalty regime applicable. The economic benefit of future capital expenditures for the project is, in many cases, dependent on a satisfactory royalty regime. There can be no assurance that the provincial governments will not adopt a new royalty regime that will make capital expenditures uneconomic or that the royalty regime currently in place will remain unchanged. In February

2007, the Government of Alberta announced the creation of an independent Royalty Review Panel formed to examine the province’s royalty and tax regime relating to oil sands, conventional oil and gas, and coal bed methane. It is scheduled to conduct a series of public meetings in Calgary, Edmonton, Fort McMurray and Grande Prairie which began in April 2007 and is to present its final report with recommendations to the Minister of Finance by August 31, 2007. There can be no assurance that the Government of Alberta or the Canadian Federal Government will not adopt a new royalty regime or modify the methodology of royalty calculation which could increase the royalties paid by oil sands producers in Alberta.
Emissions Regulations
In late 2002 the Government of Canada ratified the Kyoto Protocol, an international agreement designed to manage greenhouse gas emissions and on February 16, 2005 it became effective. On October 19, 2006 the Canadian Federal Government introduced into Parliament the Clean Air Act (Bill C-30) and released its accompanying Notice of Intent to Develop and Implement Regulations and Other Measures to Reduce Air Emissions, or the “Notice.” The Bill and the Notice were intended to reflect the Government’s “made in Canada” approach to Canada’s Kyoto Protocol obligations and reduce criteria air pollutants and greenhouse gas emissions in Canada. Bill C- 30 did not expressly include emission reduction targets for industrial sectors. However, the Notice provided for sector emission intensity based targets for greenhouse gases to come into effect by the end of 2010 and long term greenhouse gas emission reduction targets from 2003 levels by 2050. As of June 27, 2007, Bill C-30 has not been passed. On April 26, 2007, the Government of Canada announced a Regulatory Framework for Air Emissions that would impose more stringent greenhouse gas reductions than those proposed in the October 19, 2006 Notice of Intent. The proposed Regulatory Framework for Air Emissions sets emission-intensity reduction targets of six percent per year from 2007 to 2010, followed by annual reductions of two percent to 2015. Industry may meet the reduction obligations through in-house emission reductions, the purchase of offset credits or through contributions to a technology fund. The regulations implementing these changes are not in force as of June 27, 2007. On April 20, 2007 the Government of Alberta passed the Climate Change and Emissions Management Amendment Act establishing a framework for greenhouse gas emission reductions similar to the proposed federal Regulatory Framework for Air Emissions. The Specified Gas Emitters Regulation will come into effect on July 1, 2007. The Specified Gas Emitter Regulation requires facilities that emit more than 100 kilotonnes of carbon dioxide equivalent annually to reduce their emission intensity for the July 1, 2007 to December 31, 2007 period by 12 percent from 2003-2005 levels. New facilities in operation less than eight years will be required to achieve these reductions over the fourth to eighth year of operation. These obligations may be met by in-house reductions, the purchase of offset credits or a contribution of $15 per tonne of emissions to a technology fund. Future emission reduction targets and emission intensity targets, or emission reduction requirements in future regulatory approvals, may require the restriction or reduction of emissions or emissions intensity from our future operations and facilities. The reductions may not be technically or economically feasible for our operations and the failure to meet such emission reduction requirements may materially adversely affect our business and result in fines, penalties and the suspension of operations.

Abandonment and Reclamation Costs
We are responsible for compliance with terms and conditions of environmental and regulatory approvals and all laws and regulations regarding the abandonment of the project and reclamation of its lands at the end of its economic life, which abandonment and reclamation costs may be substantial. A breach of such legislation and/or regulations may result in the issuance of remedial orders, the suspension of approvals, or the imposition of fines and penalties, including an order for cessation of operations at the site until satisfactory remedies are made. It is not possible to estimate with certainty the abandonment and reclamation costs since they will be a function of regulatory requirements at the time.
Title Risks
None of the OQI Sask exploration permits in Saskatchewan and Alberta, or the Pasquia Hills Oil Shale Prospect permits have been converted to development leases. In the event that we do not meet the regulated requirements, or development conditions to convert our permits to leases or obtain an extension of such development requirements, our right to explore for bitumen or oil shale, as applicable, may be lost. We are satisfied that we have good and proper right, title and interest in and to the permits that we intend to exploit. However, we have not obtained title opinions on any of our interests. Accordingly, ownership of the oil sands and oil shale exploration rights could be subject to prior unregistered agreements or interests or undetected claims or interests.
Aboriginal peoples have claimed aboriginal title and rights to a substantial portion of western Canada. Certain aboriginal peoples have filed a claim against the Government of Canada, the Province of Alberta, certain governmental entitles and the regional municipality of Wood Buffalo (which includes the City of Fort McMurray, Alberta) claiming, among other things, aboriginal title to large areas of lands surrounding Fort McMurray. Similar claims have been and could be made in the Province of Saskatchewan and elsewhere. If any such claim relating to lands on which we have rights was successful, it could have a significant adverse effect on our ability to conduct our business.
Operational Hazards
Our exploration and development activities are subject to the customary hazards of operation in remote areas. A casualty occurrence might result in the loss of equipment or life, as well as injury, property damage or other liability. While we maintain limited insurance to cover current operations, our property and liability insurance may not be sufficient to cover any such casualty occurrences or disruptions. Equipment failures could result in damage to our facilities and liability to third parties against which we may not be able to fully insure or may elect not to insure because of high premium costs or for other reasons. Our operations could be interrupted by natural disasters or other events beyond our control. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the business, our financial condition and results of our operations.

Competitive Risks
The Canadian and international petroleum industry is highly competitive in all aspects, including the exploration for, and the development of, new sources of supply, the acquisition of oil interests and the distribution and marketing of petroleum products. A number of companies other than our company are engaged in the oil sands business and are actively exploring for and delineating their resource bases. Some companies have announced plans to begin production of synthetic crude oil, or to expand existing operations. Expansion of existing operations and development of new projects could materially increase the supply of synthetic crude oil and other competing crude oil products in the marketplace and adversely affect plans for development of our lands.
ENVIRONMENTAL AND REGULATORY COMPLIANCE MAY IMPOSE SUBSTANTIAL COSTS ON US
Our operations are or will be subject to stringent federal, provincial and local laws and regulations relating to improving or maintaining environmental quality. Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested many years ago.
Our exploration activities and drilling programs are or will be subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, operational safety, toxic substances and other matters. Exploration and drilling is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products. Compliance with these laws and regulations will impose substantial costs on us and will subject us to significant potential liabilities.
Costs associated with environmental liabilities and compliance have increased over time, and we expect these costs to continue to increase in the future. We will be required to book reserves for the costs of environmental obligations on our financial statements for such liabilities as our exploration operations proceed.
THE LOSS OF CURRENT MANAGEMENT MAY MAKE IT DIFFICULT FOR US TO OPERATE:
Reliance on Key Personnel
Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of our management and directors. The Company’s success is dependent upon its management and key personnel. The unexpected loss or departure of any of our key officers and employees could be detrimental to our future success. Except for a key man insurance policy of $5 million CDN on our President and Chief Executive Officer, we do not maintain key man insurance on our management.

FLUCTUATIONS IN U.S. AND CANADIAN DOLLAR EXCHANGE RATES MAY HAVE A MATERIAL ADVERSE IMPACT
Commodity prices and costs related to the Company’s activities, if and when applicable, will generally be based on a U.S. dollar market price. Fluctuations in the U.S. and Canadian dollar exchange rate may cause a negative impact on revenue and costs and could have a material adverse impact on the Company.
RISKS RELATING TO OUR COMMON STOCK:
We Have Numerous Outstanding Options, Warrants and Commitments to Issue Shares, Which May Adversely Affect The Price of Our Common Stock
We have reserved 8,948,067 shares of our Common Stock for issuance upon exercise of outstanding options under plans and warrants at prices as low as $0.55 per share. The Company has also reserved 1,961,900 shares to be issued on settlement of debt of a former subsidiary. Pursuant to the Reorganization Agreement with OQI Sask dated August 14, 2006, the Company will be required to issue up to 76,504,304 shares of its Common Stock for all of the OQI Sask Exchangeable Shares (including warrants and options to acquire) issued upon the closing (the “Reorganization”). As of June 19, 2007, 31,015,708 OQI Sask Exchangeable Shares have already been exchanged for our Common Stock. Any sale into the public market of our Common Stock purchased privately at prices below the current market price could be expected to have a depressive effect on the market price of our Common Stock.
Future Sales of our Common Stock May Cause our Stock Price to Decline
Our stock price may decline by future sales of our shares or the perception that such sales may occur. If we issue additional shares of Common Stock in private financings under an exemption from the registration laws, then those shares will constitute “restricted shares” as defined in Rule 144 under the Securities Act of 1933 (the “Act”). The restricted shares may only be sold if they are registered under the Act, or sold under Rule 144, or another exemption from registration under the Act.
Some of our outstanding restricted shares of Common Stock are either eligible for sale pursuant to Rule 144 or have been registered under the Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding Common Stock. Sales of substantial amounts of our Common Stock in the public market may cause the stock’s market price to decline.
We Do Not Expect to Pay Dividends
We have not paid dividends since inception on our Common Stock, and we do not contemplate or anticipate paying dividends in the foreseeable future on our Common Stock in order to use all of our earnings, if any, to finance expansion of our business plans.

Our Stock Price Can Be Extremely Volatile
The trading price of our Common Stock has been and could continue to be subject to wide fluctuations in response to announcements of our business developments or those of our competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our Common Stock.
Issuance of Preferred Stock and Our Anti-Takeover Provisions Could Delay or Prevent a Change in Control and May Adversely Affect our Common Stock.
We are authorized to issue 10,000,000 shares of preferred stock which may be issued in series from time to time with such designations, rights, preferences and limitations as our Board of Directors may determine by resolution. The rights of the holders of our Common Stock will be subject to and may be adversely affected by the rights of the holders of any of our preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring our outstanding shares of Common Stock and make removal of the Board of Directors more difficult. Our Board of Directors adopted a stockholders rights plan in March 2006 and reserved 250,000 shares of Series A Junior Participating Preferred Stock. This stockholders rights plan could have the effect of discouraging, delaying or preventing an acquisition. In addition, the Company has designated one share as Series B Preferred Stock, which is issued and outstanding and represents 31,028,486 voting shares as of June 19, 2007, and upon the exercise of options to acquire Exchangeable Shares, will represent up to 45,488,596 voting shares (see, “Description of Securities”). The Company has no present plans to issue any additional shares of preferred stock.
USE OF PROCEEDS
This Prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of Common Stock in this offering.
SELLING SECURITY HOLDERS
The selling stockholders purchased the shares of Common Stock that may be offered and sold pursuant to this Prospectus in private placements that closed in March, 2007 and May, 2007.
In March, 2007, the Company and Oilsands Quest Sask Inc., the Company’s wholly owned subsidiary (“OQI Sask”) entered into an underwriting agreement for a private placement (the “Underwriting Agreement”) with a syndicate of underwriters of up to 5,320,000 shares of the Company’s Common Stock issued on a “flow-through” basis (the “Flow-Through Shares”) at a price of $4.82 per share for an aggregate gross proceeds of $25,642,400. Under the terms and conditions of the Underwriting Agreement, the Company closed on the sale of 3,097,534 Flow-Through Shares on March 6, 2007 and 58,300 Flow-

Through Shares on March 9, 2007 pursuant to subscription agreements with OQI Sask and the subscribers.
On May 3, 2007, the parties amended the Underwriting Agreement (the “Amending Agreement”), and pursuant to the terms of the Amending Agreement, the Purchase Price was reduced to Cdn. $3.85 per share. The Underwriters agreed to pay the Company the difference between Cdn. $3.85 and the original Purchase Price per Flow-Through Share purchased pursuant to the Underwriting Agreement as amended. Concurrently with the Amending Agreement, and under the terms and conditions of the Underwriting Agreement, as amended, the Company closed on the sale of 2,164,166 Flow-Through Shares pursuant to subscription agreements with OQI Sask and the subscribers.
Also on May 3, 2007, the Company entered into an agency agreement for a private placement (the “Agency Agreement”) with a syndicate of agents of up to 14,000,000 shares of the Company’s Common Stock at a price of US$2.75 per share for an aggregate gross proceeds of US$38,500,000. Concurrently with the Agency Agreement, and under the terms and conditions of the Agency Agreement, the Company closed on the sale of 13,900,000 Common Shares pursuant to subscription agreements with the subscribers.
The following table also sets forth the name of each person who is offering the resale of shares of Common Stock by this Prospectus, the number of shares of Common Stock beneficially owned by each person, the number of shares of Common Stock that may be sold in this offering and the number of shares of Common Stock each person will own after the offering, assuming they sell all of the shares offered. We will not receive any proceeds from the resale of the Common Stock by the selling stockholders.

	A	B	C
	Total Shares	Shares
	Beneficially Owned	Offered	Shares Owned
Name	Prior to Offering (1)	Hereby (1)	After Offering (1)(2)
Kenneth Froh or Deborah Froh	7,400	5,400	2,000
Randy Ulrich	2,700	2,700	0
Paul Bookhalter	5,400	5,400	0
Robert Nemy	27,000	27,000	0
Robert & Jill Dingwall	15,000	7,500	7,500
Richard Patricio	40,000	20,000	20,000
David Michael Einstein	2,000	2,000	0
Irfan Dhanani (6)	4,500	4,500	0
Magdalena Herold	2,200	2,200	0
Doug McPhee	8,700	3,100	5,600
David Bannatyne	5,300	3,000	2,300
Steve Herold	2,200	2,200	0

	A	B	C
	Total Shares	Shares
	Beneficially Owned	Offered	Shares Owned
Name	Prior to Offering (1)	Hereby (1)	After Offering (1)(2)
Mary McPhee	5,300	3,000	2,300
Frank Weiler	7,500	7,500	0
Patricia Cowtan	5,000	5,000	0
Harry Ostrander	5,000	5,000	0
Sheila Foster	2,000	2,000	0
Jeremy Gill	2,000	2,000	0
Gary Neinstein	11,116	10,000	1,116
Sirinivason Chandran (6)	2,000	2,000	0
Scott Jeffrey (6)	8,865	8,865	0
Ian Morrison	10,000	2,000	8,000
Grant Maglis	15,000	15,000	0
Gordon Lee (6)	3,500	3,500	0
David Roberts	30,000	15,000	15,000
Lewis Levin	1,000	1,000	0
Paul Worster	30,000	20,000	10,000
Elizabeth & Richard Potter	5,000	5,000	0
Joe Tullo	10,000	10,000	0
James E. Osler	1,800	1,800	0
Rick McGrath	1,773	1,773	0
John Horwood	18,307	18,307	0
Charles William David Birchall	5,320	5,320	0
Rena Mayer	243,000	10,000	173,000
Frank Mayer	243,000	50,000	173,000
Eva Mayer	243,000	10,000	173,000
Ian D. Bruce (6)	50,000	50,000	0
Jonathan Buick and/or Antoinette Speranza-Buick (4)	420,000	10,000	410,000
Cougar Assets Ltd. (6)	15,000	15,000	0
Sheldon and/or Shauna Gardiner	10,000	10,000	0
Mark Zivot and/or Rose Zivot	29,336	3,000	26,336
Pinetree Resource Partnership (3)	400,000	400,000	0
Canadian Dominion Resources 2007 Limited Partnership-UTA (3)	531,900	531,900	0
CMP2007 Resource Limited Partnership-UTA (3)	354,600	354,600	0
Mavrix a/c 207 (3)	874,600	354,600	520,000
Front Street FT 2007 LP (3)	622,400	622,400	0

	A	B	C
	Total Shares	Shares
	Beneficially Owned	Offered	Shares Owned
Name	Prior to Offering (1)	Hereby (1)	After Offering (1)(2)
MRF 2007 Resource Limited Partnership	177,300	177,300	0
Michael Regan	25,000	5,000	20,000
Dixie Hagerman	8,000	8,000	0
Shirley Hagerman	20,000	20,000	0
Tom Hagerman	12,000	12,000	0
Harold Rands	9,800	2,000	7,800
Michael Bensky (6)	2,000	2,000	0
Paul James Hill	35,400	35,400	0
Bob Caie	3,000	3,000	0
Kerry Tychonick	18,045	2,000	16,045
Gust Kolias (6)	9,000	9,000	0
Anne McNamara (6)	1,775	1,775	0
Patricia Beatch (4)	48,150	4,400	43,750
Barry Lakusta	500	500	0
Christopher Hopkins (4), (10)	20,807,982	8,866	20,790,250
Edna Hopkins (10)	20,807,982	8,866	20,790,250
Brian Devlin (6)	17,730	17,730	0
Simon Raven (4)	2,500	2,000	500
Gordon Tallman (4)	125,000	50,000	75,000
Brian Bertram	28,300	13,300	15,000
Darrell Bertram	28,300	13,300	15,000
Shirley Bertram	8,870	8,870	0
Grafton Bertram	361,930	17,730	344,200
Debra J. Pitman & H. Ross Pitman (6)	4,000	4,000	0
Barbara Mullane (4)	16,000	3,500	12,500
Craig Hoskins (4)	4,200	2,700	1,500
Elma L. Wilson (6)	17,732	17,732	0
Stephen C. Bosma	5,400	5,400	0
Quarere Holdings Ltd. (3)	5,000	5,000	0
Robert K. Schulz (6)	2,000	2,000	0
Mary Werers	38,000	8,000	30,000
Bryan Kelly	21,200	6,000	15,200
Menno Hulshof (6)	2,000	2,000	0
Patricia Forrest	2,000	2,000	0
Terry Medd	5,400	5,400	0
Denise Gagne	4,500	4,500	0
James Kosmas (6)	1,000	1,000	0
R. Glen Shackleton	3,000	3,000	0
James L Epp	1,800	1,800	0
Charles Britton (6)	2,000	2,000	0
Keith Morton (6)	3,000	3,000	0

	A	B	C
	Total Shares	Shares
	Beneficially Owned	Offered	Shares Owned
Name	Prior to Offering (1)	Hereby (1)	After Offering (1)(2)
George Lagodontis	3,000	3,000	0
Robert Kent Gould	2,200	2,200	0
Andrew Foster (6)	2,000	2,000	0
Chris Stewart (6)	6,500	6,500	0
Robert Klenk (6)	17,730	17,730	0
Martin Karcz	4,433	4,433	0
Paul Calvin (6)	8,000	8,000	0
Marjorie Kelemen	3,000	3,000	0
Louis Kelemen	3,000	3,000	0
Jack Hudec (6)	6,500	6,500	0
Edwin Graboski (6)	3,250	3,250	0
Colleen Jeske	4,000	4,000	0
Mitch Jeske	4,000	4,000	0
Roy G. Wilson	13,000	13,000	0
Robert Nieuwesteeg (6)	6,500	6,500	0
Trevor Churoy (6)	3,900	3,900	0
Ann Beattie (6)	4,000	4,000	0
Doug McPhee	7,500	7,500	0
David G. Bannatyne	9,300	4,000	5,300
James A. Ralston	12,500	12,500	0
Jack Wootliff	12,500	12,500	0
Margaret Coleman	2,500	2,500
Rosalie Graboski (6)	3,250	3,250	0
Grant Daunheimer	20,000	10,000	10,000
David Beattie	4,000	4,000	0
Bryan Kelly	13,000	13,000	0
Nick Colvin (6)	8,000	8,000	0
Greg Kuran	6,500	6,500	0
Steven Sawchuck (6)	6,000	6,000	0
Aposherm Inc. (6)	1,189,664	1,189,664	0
Stuart Mark Golvin (6)	38,889	38,889	0
George Hofstedter (6)	155,557	155,557	0
Gibor Holdings Inc. (6)	38,889	38,889	0
Ilene Glovin (6)	38,889	38,889	0
J.A. Macfarlane Co. (6)	194,805	194,805	0
Phineas Schwartz	50,556	50,556	0
Robert Nemy	27,000	27,000	0
Royden Ritz	10,000	10,000	0
Robert Bruggeman	20,000	14,000	6,000
Kanak Chopra	8,000	8,000	0
Michael Colpitts	2,500	2,500	0
David Cole (6)	2,500	2,500	0

	A	B	C
	Total Shares	Shares
	Beneficially Owned	Offered	Shares Owned
Name	Prior to Offering (1)	Hereby (1)	After Offering (1)(2)
Steve Demestihas	4,000	4,000	0
Steve & Eva Sofianidis	3,000	3,000	0
Rocky Zannella	3,900	3,900	0
Angelo Guido	217,781	14,500	203,281
Ongaro Investments (3)	4,000	4,000	0
Stephanie McLuhan	2,600	2,600	0
Kishore Punwani	8,100	5,000	3,100
Martin Foster	1,000	1,000	0
Charles Kucey	135,000	50,000	85,000
James R. Poole	5,000	5,000	0
Bryan Baker	6,500	6,500	0
John R. Barton or Barbara A. Barton	5,000	5,000	0
Patricia Kert	8,000	3,000	5,000
Wilroche Investments (3)	6,000	6,000	0
Bernard Ross or Ruth Ross	19,000	6,000	13,000
Diane Cristall	16,000	6,000	10,000
Alvin Dickstein	43,000	8,000	35,000
Manousos Vourkoutiotis	65,852	65,852	0
1702939 Ontario Ltd. (6)	3,000	3,000	0
Karen Gavan	6,000	6,000	0
Stephen Chesney	3,000	3,000	0
ING Capital LLC (5) (3)	1,022,700	415,000	607,700
Goldman, Sachs & Co. (8)	2,177,753	550,000	1,627,753
ING Schuyler Bay Master Ltd (5) (3)	202,300	85,000	117,300
RBC Capital Markets (6)	250,000	250,000
Talvest Small Cap Cdn. Equity Fund (nominee: Mac & Co.) (7)	17,400	3,000	14,400
Small/Mid Cap Diversified Alpha Fund (nominee: Band & Co.) (7)	37,700	10,000	27,700
TELUS Foreign Equity Active Beta Pool (nominee: Mac & Co.) (7)	29,700	5,000	24,700
New Zealand Administration Services Limited — Global Equity Small Companies Pool (nominee: Gerlach & Co.) (7)	48,400	14,000	34,400
Talvest Global Small Cap Fund (nominee: Mac & Co.) (7)	46,800	8,500	38,300

	A	B	C
	Total Shares	Shares
	Beneficially Owned	Offered	Shares Owned
Name	Prior to Offering (1)	Hereby (1)	After Offering (1)(2)
TELUS Foreign Equity Active Alpha Pool (nominee: Mac & Co.) (7)	61,800	10,500	51,300
The SEI US Small Companies Fund (nominee: SEI U.S. Small Companies Fund c/o BBH & Co.) (7)	74,300	12,500	61,800
Maritime Life Discovery Fund (nominee: Mac & Co.) (7)	94,400	14,000	80,400
Wellington Management Portfolios (Dublin) — Global Smaller Companies Equity Portfolio (nominee: Squidlake & Co.) (7)	104,700	18,500	86,200
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Smaller Companies Portfolio (nominee: Finwell & Co.) (7)	144,700	41,500	103,200
Stichting Bedrijfstakpensionefonds voor Het Veroepsvervoer Over De Weg (nominee: Booth & Co.) (7)	156,700	42,500	114,200
Telstra Superannuation Scheme (nominee: Hare & Co.) (7)	152,600	26,000	126,600
Stichting Bedrijfstakpensioenfonds voor de Media PNO (nominee: Mac & Co.) (7)	203,500	54,000	149,500
Australian Retirement Fund (nominee: Cudd & Co.) (7)	177,100	30,000	147,100
Retail Employees Superannuation Trust (nominee: Cudd & Co.) (7)	208,900	35,500	173,400
Seligman Global Smaller Companies Fund (nominee: Cudd & Co.) (7)	247,400	39,500	207,900
JBWere Global Small Companies Pooled Fund (nominee: Gerlach & Co.) (7)	165,300	52,000	113,300

	A	B	C
	Total Shares	Shares
	Beneficially Owned	Offered	Shares Owned
Name	Prior to Offering (1)	Hereby (1)	After Offering (1)(2)
SEI Institutional Investments Trust — Small/Mid Cap Fund (nominee: Hare & Co.) (7)	375,300	63,500	311,800
SEI Institutional Investments Trust — Small Cap Fund (nominee: Hare & Co.) (7)	476,300	74,000	402,300
SEI Institutional Managed Trust — Small Cap Growth Fund (nominee: Hare & Co.) (7)	507,000	89,500	417,500
Radian Group Inc. (nominee: Ell & Co.) (7)	89,500	89,500	0
Goldman Sachs JBWere Small Companies Pooled Fund (nominee: Hare & Co.) (7)	783,400	132,500	650,900
New York State Nurses Association Pension Plan (nominee: Ell & Co.) (7)	169,500	169,500	0
Retirement Plan for Employees of Union Carbide Corporation and its Participating Subsidiary Companies (nominee: Kane & Co.) (7)	258,500	258,500	0
Government of Singapore Investment Corporation Pte Ltd. (nominee: Ell & Co.) (7)	309,000	309,000	0
The Robert Wood Johnson Foundation (nominee: Benchworthy & Co.) (7)	381,500	381,500	0
Dow Employees’ Pension Plan (nominee: Kane & Co.) (7)	473,000	473,000	0
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Emerging Companies Portfolio (nominee: Landwatch & Co.) (7)	513,500	513,500	0
Oregon Public Employees Retirement Fund (nominee: Westcoast & Co.) (7)	635,000	635,000	0

	A	B	C
	Total Shares	Shares
	Beneficially Owned	Offered	Shares Owned
Name	Prior to Offering (1)	Hereby (1)	After Offering (1)(2)
Public Sector Pension Investment Board (nominee: Mac & Co.) (7)	776,500	776,500	0
Government of Singapore Investment Corporation Pte Ltd. (nominee: Ell & Co.) (7)	883,000	883,000	0
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Emerging Companies Portfolio (nominee: Finwell & Co.) (7)	934,500	934,500	0
Bruce Mitchell	200,000	200,000	0
Dynamic Power Hedge Fund (3)	1,500,000	1,500,000	0
Goldman Sachs Canada Inc. (9)	2,900,000	2,900,000	0
Pinetree Resource Partnership (3)	750,000	350,000	400,000
2035718 Ontario Inc. (6)	75,000	75,000	0
Resolute Performance Fund (3)	3,500,000	1,000,000	2,500,000
David Copeland (6)	5,000	5,000	0
Gerard Boucher (6)	5,000	5,000	0
John Gillberry (6)	5,000	5,000	0
1376124 Ontario LTD. (3)	5,000	5,000	0
Saul Silverman Family Foundation (3)	65,000	50,000	15,000
Linda Kitagawa Holdings Inc. (3)	30,000	25,000	5,000
Tim Shearly	3,000	3,000	0
Peter D. Richardson or Margaret Kinghorn	25,000	25,000	0
Overbank Limited (3)	28,500	25,000	3,500
David Sereny (6)	35,000	35,000	0
Daniel Bereskin	35,000	35,000	0
Dr. Howard Dombrower Med. Profession (6)	15,000	15,000	0
1274099 Ontario Inc. (6)	15,000	15,000	0
Connie Colpitts	5,500	5,500	0
Sheldon Fainer	9,000	9,000	0

	A	B	C
	Total Shares	Shares
	Beneficially Owned	Offered	Shares Owned
Name	Prior to Offering (1)	Hereby (1)	After Offering (1)(2)
Richard Scott	15,000	15,000	0
Frank Anthony and Jine Anthony (6)	8,000	8,000	0
Stephen Turvey (6)	8,000	8,000	0
C. Peter Turvey	8,000	8,000	0
Bohdan Romaniuk	5,150	3,650	1,500
1202588 Alberta Ltd. (3)	4,200	4,200	0
Dan Allen (6)	3,650	3,650	0
Yan Qing Liu (6)	9,100	9,100	0
Yu Hong Zhao	9,100	9,100	0
Wei Xing Guo and Hong Wen Shen (6)	10,000	10,000	0
Hai Lin Hu	5,000	5,000	0
Shu-We Kuo (6)	10,000	10,000	0
Wen Sen Liu Qi Yin	6,800	6,800	0
Ted Bartrim	4,000	4,000	0

TOTAL	72,086,211	19,211,998	52,716,481

(1)	The beneficial ownership of the common stock by the selling stockholder set forth in the table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2)	Assumes that all securities registered will be sold.

(3)	The natural person(s) who exercise voting and/or dispositive and investing powers are the following individuals: Quarer Holdings Ltd. is controlled by J. and L. Somoga; 1376124 Ontario Ltd. is controlled by David Sutin; 1202588 Alberta Ltd is controlled by Ameen Allidina, Franz Granacher, Gordon Marr, and Franz Gruener; The Saul A. Silverman Family Foundation is controlled by Peter A. Silverman, Larry F. Levine, David Levine and Arnold Noyek; Linda Kitagawa Holdings Inc. is controlled by Linda Nailor; Overbank is controlled by Bernard Ross and Ruth Ross; Ongaro Investment is controlled by Otello Ongaro and Alberta Ongaro; Wilroche Investments is controlled by Marc Moll; Resolute Performance Fund is controlled by Tom Stanley; Pinetree Resource Partnership is controlled by Sheldon Inwentash; Front Street FT 2007 LP is controlled by Craig Porter; ING Capital LLC is controlled by Directors: Graeme Dewar, John Egan, David Hudson and Charles O’Neil; ING Schuyler Bay Master Ltd. is controlled by ING Schuyler Bay L.P., ING Capital LLC; Mavrix a/c 207 is controlled by Malvin Spooner and Roy Steele; Canada Dominion Resources 2007 Limited Partnership is controlled by its General Partner Canada Dominion Resources 2007 Corporation, by its manager, UTA Asset Management Corp.; CMP 2007 Resource Limited Partnership is controlled by its general partner CMP 2007 Corporation, by its manager, UTA Asset Management Corp.; Dynamic Power Hedge Fund is controlled by Goodman & Company, Investment Counsel Ltd. on behalf of the Dynamic Power Hedge Fund.

(4)	Relationships between selling securityholders and the Company are as follows: Christopher H. Hopkins is President and Chief Executive Officer of the Company; Patricia A. Beatch was Vice President, Corporate and Strategic, of the Company prior to June 1, 2007; Simon Raven, Chief Geologist of the Company; Barbara Mullane is Corporate Controller of the Company; Gordon Tallman is a director of the Company; Craig Hoskins is a partner at Macleod Dixon LLP, legal counsel to the Company; and Jonathan Buick is a principal of the Buick Group, which is engaged by the Company.

(5)	ING Schuyler Bay Master Ltd. and ING Capital LLC are affiliates of registered broker-dealers. These selling stockholders have represented to the Company that they purchased the Securities on their own behalf in the ordinary course of business, and at the time of the purchase of the Securities, they had no agreements or understandings, directly or indirectly, with any party to distribute the Securities.

All other selling stockholders (except as provided in footnote 6) have represented that they are not registered broker-dealers or an affiliate of a registered broker-dealer.

(6)	Based on reasonable inquiry, we have never received disclosure on these selling stockholders.

(7)	Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(8)	Goldman, Sachs & Co is a direct and indirect, wholly-owned subsidiary of The Goldman Sachs Group, Inc., a publicly-traded company. No individual within Goldman, Sachs & Co. has sole voting and investment power with respect to the securities. In accordance with Securities and Exchange Commission Release No. 34-395538 (January 12, 1998) (the “Release”), this filing reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of GS Group and its subsidiaries and affiliates (collectively, “GSG”). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Sachs Reporting Units acts as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

(9)	Goldman Sachs Canada Inc. is a direct, wholly-owned subsidiary of the Goldman Sachs Group, Inc., a publicly traded company. No individual within Goldman Sachs Canada Inc. has sole voting and investment power with respect to the securities.

(10)	Christopher H. Hopkins, and his spouse, Edna Hopkins, each beneficially own 10.4% of the Company’s shares of Common Stock outstanding after completion of the offering.
PLAN OF DISTRIBUTION
Each selling stockholder of our Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.
The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under the Prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.
The selling stockholders and any broker-dealers or agents that are involved in selling our Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.
The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state or provincial securities laws. In addition, in certain states or provinces, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our Common Stock by the selling stockholders or any other person.
DESCRIPTION OF SECURITIES
Common Stock
The following summary description of our securities is not complete and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws.
Our authorized capital stock consists of 500,000,000 shares of $0.001 par value Common Stock and 10,000,000 shares of $0.001 par value preferred stock, which we may issue in one or more series as determined by our Board of Directors. As of June 19, 2007, there were 183,723,987 shares of Common Stock issued and outstanding that are held of record by approximately 341 shareholders.
Each holder of record of shares of our Common Stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. Cumulative voting or the election of directors is not authorized by the Articles of Incorporation.
Holders of outstanding shares of our Common Stock are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of our liquidation, dissolution or winding up of our affairs, holders are entitled to receive ratably our net assets available to the shareholders. Holders of our outstanding Common Stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of our Common Stock are, and all unissued shares of our Common Stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of our Common Stock may be issued in the future, the relative interests of the then existing shareholders may be diluted.
Preferred Stock
Our Board of Directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, any or all of the authorized but unissued shares of our preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided by the Board of Directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of our Common Stock. The rights of the holders of our Common Stock will be subject to and may be adversely affected by the rights of the holders of any of our preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring our outstanding shares of Common Stock and make removal of the Board of Directors more difficult.
Our Board of Directors adopted a shareholders rights plan in March 2006 and reserved 250,000 shares of Series A Junior Participating Preferred Stock. At the Company’s annual shareholders meeting held on October 30, 2006, the shareholders adopted the shareholders rights plan. This shareholders rights plan could have the effect of discouraging, delaying or preventing an acquisition.
In addition, the Company has designated one preferred share as Series B Preferred Stock (the “Series B Preferred Share”), which is held by Computershare Trust Company of Canada (“CTC”). The one Series B Preferred Share represents a number of votes equal to the total outstanding Exchangeable Shares on the applicable record date for the vote submitted to the Company’s shareholders. The Exchangeable Shares were issued by OQI Sask as part of the Reorganization, and are exchangeable at any time on a one-for-one basis, at the option of the holder, for shares of the Company’s Common Stock. An OQI Sask Exchangeable Share provides a holder with economic terms and voting rights which are, as nearly as practicable, effectively equivalent to those of a share of the Company’s Common Stock. The holders of the OQI Sask Exchangeable Shares will receive up to an aggregate of 76,504,304 shares of the Company’s Common Stock at each holder’s election, and as of June 19, 2007, 31,028,486 Exchangeable Shares have been exchanged for shares of the Company’s Common Stock and up to 45,488,596 Exchangeable Shares (including options and warrants to acquire Exchangeable Shares) remain. CTC will vote the one Series B Preferred Share as indicated by the individual holders of OQI Sask Exchangeable Shares.
The Company has no present plans to issue any additional shares of preferred stock.
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Our Articles of Incorporation provide that we shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in our best interest with respect to actions taken in the person’s official capacity; (iii) were reasonably believed not to be opposed to our best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified. A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding. We may also indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.
In addition to our Articles of Incorporation, the Company entered into indemnity agreements with our officers and directors. The agreement is a contractual supplement to the corporate indemnity provisions of the Company’s Articles of Incorporation. The material terms and conditions of the agreement are: (a) the Company shall indemnify and advance expenses to the indemnitee against claims if the indemnitee acted honestly and in good faith with a view to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable grounds to believe the indemnitee’s conduct was unlawful; (b) a description of how the Company will determine if indemnification is appropriate including the procedure for obtaining indemnification; (c) the procedure to authorize advancing expenses; (d) the indemnitee’s rights under the indemnity agreement will survive any merger or other consolidation; and (e) the indemnitee will be entitled to attorney’s fees and disbursements incurred in any suit against the Company for breach of the agreement, if the indemnitee prevails in whole or in part in such a suit.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:
NATURE OF EXPENSE AND AMOUNT

SEC Registration fee	$1,770
Legal fees and expenses	25,000	*
Miscellaneous	5,000	*

TOTAL	31,770	*

*	Estimated.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Our Articles of Incorporation, as amended, provide that to the fullest extent permitted by Colorado law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.
In addition to our Articles of Incorporation, the Company entered into indemnity agreements with our officers and directors. The agreements are contractual supplements to the corporate indemnity provisions of the Company’s Articles of Incorporation. The material terms and conditions of the agreement are: (a) the Company shall indemnify and advance expenses to the indemnitee against claims if the indemnitee acted honestly and in good faith with a view to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable grounds to believe the indemnitee’s conduct was unlawful; (b) a description of how the Company will determine if indemnification is appropriate including the procedure for obtaining indemnification; (c) the procedure to authorize advancing expenses; (d) the indemnitee’s rights under the indemnity agreement will survive any merger or other consolidation; and (e) the indemnitee will be entitled to attorney’s fees and disbursements incurred in any suit against the Company for breach of the agreement, if the indemnitee prevails in whole or in part in such a suit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
ITEM 16. EXHIBITS

5.1	Opinion of Burns Figa & Will, P.C., filed herewith.

23.1	Consent of Pannell Kerr Forster, Independent Registered Public Accounting Firm, enclosed herewith.

23.2	Consent of Burns Figa & Will, P.C., included in Exhibit 5.1
ITEM 17. UNDERTAKINGS
(a) The undersigned registrant hereby undertakes:
(1) [Paragraph omitted]
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) [Paragraph omitted]
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) Filings incorporating subsequent Exchange Act documents by reference. Include the following if the registration statement incorporates by reference any Exchange Act document filed subsequent to the effective date of the registration statement:
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e) Incorporated annual and quarterly reports. Include the following if the registration statement specifically incorporates by reference in the prospectus all or any part of the annual report to security holders meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act:
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(h) Request for acceleration of effective date or filing of registration statement becoming effective upon filing. Include the following if acceleration is requested of the effective date of the registration statement pursuant to Rule 461 under the Securities Act, if a Form S-3 or Form F-3 will become effective upon filing with the Commission pursuant to Rule 462 (e) or (f) under the Securities Act, or if the registration statement is filed on Form S-8, and:
(1) any provision or arrangement exists whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or (2) the underwriting agreement contains a provision whereby the registrant indemnifies the underwriter or controlling persons of the underwriter against such liabilities and a director, officer or controlling person of the registrant is such an underwriter or controlling person thereof or a member of any firm which is such an underwriter, and (3) the benefits of such indemnification are not waived by such persons:
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(i) Include the following in a registration statement permitted by Rule 430A under the Securities Act of 1933:
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Calgary, Alberta, Canada on June 28, 2007.

OILSANDS QUEST INC.
By:	/s/ T. MURRAY WILSON
T. Murray Wilson, Executive Chairman

By:	/s/ CHRISTOPHER H. HOPKINS
Christopher H. Hopkins, President and Chief Executive Officer

By:	/s/ KARIM HIRJI
Karim Hirji, Chief Accounting Officer, Chief
Financial Officer, and Principal Accounting Officer

Exhibit Index

5.1	Opinion of Burns Figa & Will, P.C., filed herewith.

23.1	Consent of Pannell Kerr Forster, Independent Registered Public Accounting Firm, enclosed herewith.

23.2	Consent of Burns Figa & Will, P.C., included in Exhibit 5.1